Perma-Fix Environmental Services Announces
Departure of Chief Financial Officer
and Names New Interim Chief Financial Officer

ATLANTA—October 27, 2008—Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (“Perma-Fix”) today announced that Steve Baughman, the Company’s Chief Financial Officer, has resigned effective October 31, 2008, to pursue other business opportunities. Ben Naccarato, who joined the Company in 2004 and currently serves as Vice President, Corporate Controller and Treasurer, will assume Mr. Baughman’s responsibilities and will serve as Interim Chief Financial Officer effective November 1, 2008, until a permanent replacement is named.

Mr. Naccarato brings twenty years experience in senior financial positions in the waste management and used oil industries. Prior to joining Perma-Fix, Mr. Naccarato served as Chief Financial Officer for Culp Petroleum Company Inc, a fuel distribution and used waste oil company. Prior to that he spent fourteen years at Safety-Kleen Corp, in various corporate and operational positions including Director of Financial Planning and Analysis.

Dr. Louis F. Centofanti, Chairman and CEO, stated, “Ben Naccarato has been a tremendous asset to the company. We have the utmost confidence in his abilities and anticipate a seamless transition. The Board of Directors and I also wish to express our gratitude to Steve for his service to the Company and wish him well in his new endeavors.”

About Perma-Fix Environmental Services

Perma-Fix is a national environmental services company, providing unique mixed waste and industrial waste management services. Perma-Fix has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including DOE and the U.S. Department of Defense and nuclear utilities. The Industrial segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 31